As filed with the Securities and Exchange Commission on April 8, 2002
                                                    Registration No. __________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 LITE KING CORP.
                       (Name of Registrant in Our Charter)

                  NEW YORK                                   1731                                   11-2996988
      (State or Other Jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer Identification No.)
               Incorporation                      Classification Code Number)
              or Organization)
         175 WEST COURTLAND AVENUE                                                                CRAIG MASSNER
           MORTON, ILLINOIS 61550                                                           175 WEST COURTLAND AVENUE
               (309) 266-5771                                                                 MORTON, ILLINOIS 61550
 (Address and telephone number of Principal                                                       (309) 266-5771
  Executive Offices and Principal Place of                                         (Name, address and telephone number of agent
                 Business)                                                                         for service)

                                                             Copies to:
                     Clayton E. Parker, Esq.                                            Ronald S. Haligman, Esq.
                    Kirkpatrick & Lockhart LLP                                         Kirkpatrick & Lockhart LLP
             201 South Biscayne Boulevard, Suite 2000                           201 South Biscayne Boulevard, Suite 2000
                       Miami, Florida 33131                                               Miami, Florida 33131
                    Telephone: (305) 539-3300                                          Telephone: (305) 539-3300
                    Telecopier: (305) 358-7095                                         Telecopier: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                                              PROPOSED MAXIMUM
                                                                          PROPOSED MAXIMUM        AGGREGATE           AMOUNT OF
             TITLE OF EACH CLASS OF                     AMOUNT TO BE       OFFERING PRICE         OFFERING          REGISTRATION
           SECURITIES TO BE REGISTERED                   REGISTERED         PER SHARE (1)         PRICE (1)              FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001 per share            19,954,762 Shares          $0.295         $5,886,654.79           $541.57
---------------------------------------------------------------------------------------------------------------------------------
Common stock underlying convertible debentures          795,238 Shares          $0.295           $234,595.21            $21.58
---------------------------------------------------------------------------------------------------------------------------------
Common stock underlying options                         250,000 Shares          $0.295            $73,750.00             $6.79
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                21,000,000 Shares          $0.295         $6,195,000.00           $569.94
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of April 3, 2002.

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 LITE KING CORP.
                        21,000,000 SHARES OF COMMON STOCK


         This prospectus relates to the sale of up to 21,000,000 shares of our common stock by certain persons who are, or will become, stockholders of Lite King. Please refer to "Selling Stockholders" beginning on page 11. Lite King is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Lite King will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. Lite King has also agreed to pay Cornell Capital Partners, L.P. a fee of 5.0% of the proceeds raised by us under the Equity Line of Credit.


         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of:

            o Cornell Capital Partners, which intends to sell up to 20,169,080 shares of common stock.

            o Other selling stockholders, which intend to sell up to 830,920 shares of common stock purchased in private offerings and issued pursuant to a consulting agreement.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners will pay Lite King 91% of the market price of our common stock. The 9% discount on the purchase of the common stock to be received by Cornell Capital Partners will be an underwriting discount.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "LKNG." On April 2, 2002, the last reported sale price of our common stock on the Over-the-Counter Bulletin Board was $0.24 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.


                                                    PROCEEDS TO SELLING
                            PRICE TO PUBLIC*           SHAREHOLDERS

             Per share            $0.24                    $0.24
                                  -----                    -----

               Total              $0.24                $5,040,000.00
                                  =====                =============

* For purposes of this table, we have assumed a market price of $0.25 per share of common stock, the closing price as of March 15, 2002.

         With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no underwriter or any other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate sixty days after Cornell Capital Partners has advanced $20.0 million or twenty-four months after the effective date of the accompanying Registration Statement, whichever occurs first. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.


         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is ______________, 2002.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................3
SUMMARY FINANCIAL INFORMATION.................................................4
RISK FACTORS..................................................................5
FORWARD-LOOKING STATEMENTS....................................................8
SELLING STOCKHOLDERS..........................................................9
USE OF PROCEEDS..............................................................11
DILUTION.....................................................................12
CAPITALIZATION...............................................................13
EQUITY LINE OF CREDIT........................................................14
PLAN OF DISTRIBUTION.........................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................17
DESCRIPTION OF BUSINESS......................................................21
MANAGEMENT...................................................................25
DESCRIPTION OF PROPERTY......................................................27
LITIGATION PROCEEDINGS.......................................................27
PRINCIPAL SHAREHOLDERS.......................................................28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................30
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY
     AND OTHER SHAREHOLDER MATTERS...........................................31
DESCRIPTION OF SECURITIES....................................................32
EXPERTS......................................................................32
LEGAL MATTERS................................................................32
AVAILABLE INFORMATION........................................................32
FINANCIAL STATEMENTS........................................................F-1



         We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year June 30, 2001, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

         Lite King, through our wholly-owned subsidiary, National Cabling Services, Inc., provides professional design and installation of structured cable systems and electronics in support of high-speed telecommunication services such as local area networks, wide area networks, voice over Internet protocol (or Internet protocol telephony), private branch exchange (PBX) systems, and outside plant systems.

         Lite King focuses its sales efforts for the telecommunications infrastructure market. The technology driving this market is the same technology driving computers and the Internet. The faster and more advanced computer and processors become, the greater demand for bandwidth and connectivity in general. We believe that the convergence of voice and data into a seamless network has created opportunity for voice over Internet protocol (VoIP), which is replacing the traditional private branch exchange (PBX) and key systems for many organizations. We also believe that the development of ancillary technologies like streaming video and remote learning will create demand for newer and faster infrastructures.

         Lite  King  markets  its  services  to  all  sizes  of  companies   and
organizations. We focus our efforts on all sizes of manufacturing and service-based companies, particularly those that employ technology as part of their business such as insurance companies or financial institutions. We believe that the rapid spread of communications technology has created opportunity with companies in many different industries and we intend to pursue many different segments.

                                    ABOUT US

         Our principal office is located at 175 West Courtland Avenue, Morton, Illinois 61550, telephone number (309) 266-5771.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

            o Cornell Capital Partners, which intends to sell up to 20,169,080 shares of common stock.

            o Other selling stockholders, which intend to sell up to 830,920 shares of common stock purchased in private offerings and issued pursuant to a consulting arrangement.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $20 million. Cornell Capital Partners will purchase the shares of our common stock for a 9% discount to the prevailing market price of our common stock. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price.

Common Stock Offered                                  21,000,000 shares by selling stockholders

Offering Price                                        Market price

Common Stock Outstanding Before the Offering1         8,014,595 shares

Use of Proceeds                                       We will not  receive any  proceeds  of the shares  offered by the selling  stockholders.  Any  proceeds we receive from the sale of our  common  stock  under the  Equity  Line of Credit will be used for general corporate purposes.

Risk Factors                                          The  securities  offered hereby involve a high degree of risk and immediate  substantial  dilution.  See "Risk Factors" and
                                                      "Dilution."

Over-the-Counter Bulletin Board Symbol                LKNG

---------------

1 This table excludes outstanding options and convertible debentures which, if exercised or converted into shares of common stock, together with the shares of common stock to be issued under the Equity Line of Credit, would result in Lite King issuing an additional 21,430,000 shares of common stock.

                          SUMMARY FINANCIAL INFORMATION

         The following information was taken from Lite King's financial statements for the six months ended December 31, 2001 (unaudited), the six months ended June 30, 2001 and June 30, 2000 (unaudited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustment (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                                          FOR THE SIX MONTHS     FOR THE SIX MONTHS     FOR THE SIX MONTHS
                                                                 ENDED                  ENDED                 ENDED
                                                           DECEMBER 31, 2001        JUNE 30, 2001         JUNE 30, 2000
                                                           -----------------        -------------         -------------
STATEMENT OF OPERATION DATA:                                   (UNAUDITED)                                  (UNAUDITED)

Net sales                                                    $     946,100          $     711,513          $  3,133,172
Cost of sales                                                      801,311                681,985             2,609,280
Gross profit                                                       144,789                 29,528               523,892
Total selling, general and administrative expenses                 502,625                771,737               544,241
Interest expense                                                    66,955                     --                    --
Income (loss) before income tax                                   (424,791)              (742,209)              (20,349)
Income tax expense                                                      --                     --                    --
Net income (loss)                                                 (424,791)              (742,209)              (20,349)
Basic earnings (loss) per share                                      (0.06)                 (0.11)                  NIL
Weighted average number of common shares  outstanding -
    basic                                                        7,633,675              6,713,944             4,300,000
Diluted earnings (loss) per share                                    (0.06)                 (0.11)                  NIL
Weighted average number of common shares  outstanding -
    diluted                                                      7,683,675              6,737,425             4,300,000


                                                              DECEMBER 31,             JUNE 30,               JUNE 30,
                                                                 2001                    2001                   2000
                                                           -----------------        -------------         -------------
BALANCE SHEET DATA:                                            (UNAUDITED)                                  (UNAUDITED)


Cash and cash equivalents                                     $     46,762          $     153,385          $     44,077
Restricted cash                                                         --                 10,000                    --
Trade accounts receivable,  less allowance for doubtful
    accounts of $12,973                                            250,209                219,720               507,648
Accounts receivable from employees                                      --                     59                13,273
Inventories                                                        173,114                229,324               509,545
                                                              ------------          -------------          ------------
Total current assets                                               470,085                612,488             1,074,543
                                                              ------------          -------------          ------------
Leasehold improvements                                              25,152                 25,152                20,383
Office furniture and fixtures                                       30,870                 30,870                37,620
Vehicles                                                           257,446                265,414               265,114
Warehouse equipment                                                  2,893                  2,893                 2,893
Computers                                                          203,758                202,817               189,404
Equipment under capital leases                                      82,237                 82,237                82,237
                                                              ------------          -------------          ------------
Total property and equipment, at cost                              602,356                609,383               597,651

Less:    accumulated depreciation                                 (390,745)              (356,117)             (233,917)
                                                              ------------          -------------          ------------
Net property and equipment                                         211,611                253,266               363,734
                                                              ------------          -------------          ------------
Other assets                                                           681                    681                   864
                                                              ------------          -------------          ------------
Total assets                                                  $    682,377          $     866,435          $  1,439,141
                                                              ============          =============          ============

Total current liabilities                                        1,009,735                790,835             1,078,570

Total long-term liabilities                                        402,748                380,918               801,009

Total liabilities                                                1,412,483              1,171,753             1,879,579

Accumulated deficit                                             (1,762,429)            (1,337,641)             (392,488)

Stockholders' equity (deficit)                                 $  (730,106)          $   (305,318)          $  (440,438)

                                  RISK FACTORS

         We are subject to various risks which may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have historically lost money. In the six months ended December 31, 2001 and the six months ended June 30, 2001, we sustained losses from operations of approximately $0.4 million and $0.7 million, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         Our operations have relied almost entirely on external financing to fund our operations. Such financing has historically come from a combination of borrowings from and sale of common stock to third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         The report of our independent accountants on our June 30, 2001 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.


OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o     With a price of less than $5.00 per share;

         o     That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives, including Craig Massner, our President and a Director, and Robert Personett, our Secretary, Treasurer and a Director. The loss of Messrs. Massner and/or Personett could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not have employment agreements with Messrs. Massner and/or Personett. We presently maintain a key-man life insurance policy covering these individuals.

WE EXPECT INTENSE COMPETITION IN OUR INDUSTRY

         Many of our competitors have significantly greater name recognition and financial and other resources than we do. We cannot assure you that we will succeed in the face of strong competition from other service providers in the cable industry.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 8,014,595 shares of our common stock outstanding as of March 25, 2002, 2,484,646 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 5,529,949 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. In addition, there are outstanding options and convertible debentures, and which, upon exercise or conversion, together with the shares of common stock to be issued under the Equity Line of Credit, would result in the issuance of an additional 20,169,080 shares of our common stock. All of the shares underlying the options and convertible debentures may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 9% discount to the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 21,000,000 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR STOCK CAUSED BY THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

         The significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties. Such short sales could place further downward pressure on our stock price.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

         We are registering 21,000,000 shares of common stock in this offering. These shares represent 42.0% of our authorized capital stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Lite King in an election of directors.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected revenues and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $20 million of our common stock. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

         o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and previously purchased convertible debentures of Lite King. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors.

         o Westrock Advisors, Inc. is a registered broker/dealer that has been retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of 20,000 shares of Lite King's common stock, which is equal to $8,200 at a closing bid of $0.41 on February ___, 2002.

         o Axiom Capital Corporation is a corporate development consulting company retained by us. Axiom Capital has provided advice to Lite King in connection with the company's equity financing and merger and acquisition plans. Eric Stevenson is the President of Axiom Capital.

         o Robert F. Personett is the Secretary, Treasurer and a Director of Lite King.

         o     Wallace Pennington is a Director of Lite King.

         o     Christine Personett is the sister of Robert F. Personett.

         o Mike Murphy and Ken Dixon are individual investors of Lite King and have no other relationship with us.

         The table follows:

                                                                                                              PERCENTAGE
                                                  PERCENTAGE OF                                                   OF
                                                   OUTSTANDING                                               OUTSTANDING
                                    SHARES            SHARES           SHARES TO BE                             SHARES
                                 BENEFICIALLY      BENEFICIALLY          ACQUIRED         SHARES TO BE       BENEFICIALLY
          SELLING                OWNED BEFORE      OWNED BEFORE         UNDER THE         SOLD IN THE        OWNED AFTER
         STOCKHOLDER              OFFERING(1)      OFFERING(2)        LINE OF CREDIT      OFFERING(3)          OFFERING
         -----------              -----------      -----------        --------------      -----------          --------
Cornell Capital Partners, L.P.      595,238                6.9%        19,573,842          20,169,080(4)         0.0%

Axiom Capital                       250,000(5)             3.0%                0             250,000             0.0%

Mark Angelo                          86,400                1.1%                0              86,400             0.0%

Robert Farrell                       86,400                1.1%                0              86,400             0.0%

Joseph Donohue                       86,400                1.1%                0              86,400             0.0%

Robert F. Personett                  82,500(6)             1.1%                0              82,500             0.0%

Wallace Pennington                   80,000(7)             1.0%                0              80,000             0.0%

Peter Shaunessy                      72,000                  *                 0              72,000             0.0%

Matthew Beckman                      29,720                  *                 0              29,700             0.0%

Westrock Advisors, Inc.              20,000                  *                 0              20,000             0.0%

Christine Personett                  12,500(8)               *                 0              12,500             0.0%

Mike Murphy                          12,500(9)               *                 0              12,500             0.0%

Ken Dixon                            12,500(10)              *                 0              12,500             0.0%

-----------------------------------------
*        Less than 1%.

(1) The shares represented in this column represent outstanding shares of common stock, as well as shares of common stock that may be obtained upon conversion or exercise of outstanding options and convertible debentures.

(2) Percentage of outstanding shares is based on 8,014,595 shares of common stock outstanding as of March 25, 2002, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of March 25, 2002 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) The number of shares of common stock available under the Equity Line of Credit may be increased by any unused shares of common stock not used upon the conversion of debentures held by other selling shareholders.

(4) This number does not include 2,058,105 shares of common stock that may be obtained upon conversion of a convertible debenture in the principal amount of $843,823 issued to Cornell Capital Partners as a partial commitment fee in connection with the Equity Line of Credit. This convertible debenture may not be converted by the holder into shares of common stock prior to 90 days after the effective date of the accompanying Registration Statement.

(5) Includes 200,000 shares of common stock underlying options issued to Axiom Capital Corporation that are exercisable at $0.71 per share. Includes 50,000 shares of common stock underlying options issued to Axiom Capital Corporation that are exercisable at $0.02 per share.

(6) Represents 82,500 shares of common stock underlying a convertible debenture that may be converted at $2.00 per share. The convertible debenture is in the principal amount of $165,000 and matures on June 25, 2003.

(7) Represents 80,000 shares of common stock underlying a convertible debenture that may be converted at $2.00 per share. The convertible debenture is in the principal amount of $160,000 and matures on June 25, 2003.

(8) Represents 12,500 shares of common stock underlying a convertible debenture that may be converted at $2.00 per share. The convertible debenture is in the principal amount of $25,000 and matures on July 9, 2003.

(9) Represents 12,500 shares of common stock underlying a convertible debenture that may be converted at $2.00 per share. The convertible debenture is in the principal amount of $25,000 and matures on June 27, 2003.

(10) Represents 12,500 shares of common stock underlying a convertible debenture that may be converted at $2.00 per share. The convertible debenture is in the principal amount of $25,000 and matures on July 1, 2003.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 91% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date.

         For illustrative purposes, we have set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and 7% retention of the gross proceeds raised under the Equity Line of Credit have been deducted from the gross proceeds.

GROSS PROCEEDS                 $5,000,000      $10,000,000       $15,000,000      $20,000,000

NET PROCEEDS                   $4,565,000       $9,385,000       $13,865,000      $18,515,000

USE OF PROCEEDS:
------------------------------------------ ---------------- ----------------- ----------------
Repayment of Bank Debt           $150,000         $150,000          $150,000         $150,000
General Working Capital        $4,415,000       $9,235,000       $13,715,000      $18,365,000

                                    DILUTION

         Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit.

         Our net tangible book value (deficiency) as of June 30, 2001 was $(305,318) or $(0.04) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

         For example, if we assume that we had issued 50,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.40 per share, less fees of $1,400,000 and $85,000 of other offering expenses, our net tangible book value as of June 30, 2001 would have been $18,209,682 or $0.31 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.35 per share and an immediate dilution to new shareholders of $0.09 per share, or 22.5%. The following table illustrates the per share increase:

Assumed public offering price per share                                   $0.40
Net tangible book value per share before this offering      $(0.04)
Increase attributable to new investors                        0.35
Net tangible book value per share after this offering                      0.31
Dilution per share to new shareholders                                    $0.09

         The offering price of our common stock under the Equity Line of Credit is based on 91% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices. Lite King is registering 20,169,080 shares of common stock under the Equity Line of Credit and the convertible debentures. Accordingly, it may be necessary for the shareholders of Lite King to approve an increase in our authorized common stock and for us to register additional shares of common stock in order to fully utilize the $20 million available under the Equity Line of Credit at the prices set forth below.

         ASSUMED               NUMBER OF SHARES          DILUTION PER SHARE
     OFFERING PRICE              TO BE ISSUED             TO NEW INVESTORS
     --------------              ------------             ----------------
           $0.50                   40,000,000                    $0.12
           $0.40                   50,000,000                    $0.08
           $0.25                   80,000,000                    $0.04
           $0.10                  200,000,000                    $0.01

                                 CAPITALIZATION

         The following table sets forth the total capitalization of Lite King as of June 30, 2001.

                                                                JUNE 30, 2001
                                                                   (ACTUAL)
                                                               ---------------
    Current liabilities                                        $     790,835

    Long-term liabilities                                      $     380,918
                                                               -------------
    Stockholders' deficit:
      Common stock, $0.001 par value; 50,000,000
        shares authorized and 7,633,675 shares issued
        and outstanding at December 31, 2001                           7,634
      Additional paid-in capital                                   1,073,639
      Capital returned                                               (48,900)
      Accumulated deficit                                         (1,337,641)
                                                               -------------
        Total stockholders' deficit                            $    (305,318)
                                                               =============
        Total liabilities and stockholders' deficit            $     866,435
                                                               =============

                              EQUITY LINE OF CREDIT

         SUMMARY. On February 14, 2002, we entered into an Equity Line of Credit ("EQUITY LINE OF CREDIT") with Cornell Capital Partners, L.P. (the "INVESTOR"). Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to the Investor shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, the Investor will pay 91% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The
Investor is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, the Investor will retain 7% of each advance under the Equity Line of Credit. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to the Investor to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 10 trading days. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and the Investor will pay the advance amount.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until the Investor has advanced $20.0 million or twenty-four months after the effective date of the accompanying Registration Statement, whichever occurs first.

         We are entitled to advances of $1,500,000, in the aggregate, in the first thirty calendar day period after the effective date of the accompanying Registration Statement. The amount of each subsequent advance received by Lite King is subject to an aggregate maximum advance amount of $500,000 in any thirty day period thereafter.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $20.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $0.43 per share, then we would issue 46,511,628 shares of our common stock to the Investor. These shares would represent 85.9% of our outstanding common stock upon issuance. Lite King is registering 20,169,080 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, the shareholders of Lite King would need to approve an increase in our authorized common stock and we would need to register additional shares of common stock in order to fully utilize the $20.0 million available under the Equity Line of Credit at the prices set forth below.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.43 per share and discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon conversion of any options outstanding.

          Purchase Price:                  $0.43             $0.323           $0.215         $0.1075


          No. of Shares(1):           46,511,628         61,919,505       94,562,648     186,046,512


          Total Outstanding(2):       54,175,303         69,583,180      102,226,323     193,710,187


          Percent Outstanding(3):          85.9%              89.0%            92.5%           96.0%

----------------------

(1) Represents the number of shares of common stock to be issued to the Investor at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to the Investor.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. That is, based on the examples set forth above, between 46,511,628 and 186,046,512 shares of common stock could be issued under the Equity Line of Credit. However, in order for us to drawn down the full amount of the Equity Line of Credit, it may be necessary for the shareholders of Lite King to approve an increase in our authorized common stock and for us to register additional shares of common stock. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Lite King by electing its or their own directors.

         Proceeds used under the Equity Line of Credit will be used for repayment of debt, research and development, and working capital to support continued operations and marketing. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $85,000 consisting primarily of professional fees incurred in connection with this registration. In addition, the Investor will retain 7.0% of each advance.

         In addition, in connection with the Equity Line of Credit, we issued 360,920 shares of our common stock and a convertible debenture in the principal amount of $843,823 to the Investor as a commitment fee and 20,000 shares of our common stock to Westrock Advisors, Inc. as a placement agent fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners will pay us 91% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the notice date. The 9% discount on the purchase of the common stock to be received by Cornell Capital Partners will be an underwriting discount. In addition, Cornell Capital Partners will retain 7.0% of the gross proceeds raised in the Equity Line of Credit.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000 and a one-time fee of $147,977 payable in common stock and a convertible debenture in the principal amount of $843,823. The convertible debenture has a fixed conversion price per share of $0.41 and a term of five years. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 20,000 shares of our common stock. The offering expenses consist of our SEC registration fee of $569.94, printing expenses of $10,000, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $5,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock of Lite King while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE  FOLLOWING  INFORMATION  SHOULD  BE READ IN  CONJUNCTION  WITH  THE
CONSOLIDATED FINANCIAL STATEMENTS OF LITE KING AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

OVERVIEW

         On March 9, 2001, the Company entered into a written merger agreement to acquire all of the common stock of National Cabling Services, Inc., an Illinois corporation ("National Cabling") which provides professional design and installation of structured cable systems and electronics in support of high speed telecommunications services such as local area networks, wide area networks, voice over Internet protocol (or IP telephony), private branch exchange (PBX) systems and outside plant systems. The share exchange and business reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, was completed on March 16, 2001. Pursuant to the Agreement and Plan of Merger ("Agreement"), National Cabling merged with and into a wholly owned subsidiary of the Company, King Cabling Corp.; all of the outstanding common shares of National Cabling were exchanged for common shares of the Company; and the existing Board of Directors and Officers of the Company resigned and three members on National Cabling's Board of Directors and Officers remained to fulfill their un-expired terms.

         Lite King Corp. functions as the parent company for its wholly owned subsidiary, National Cabling Services, Inc. The Company filed an 8-K on July 24, 2001 reporting that on July 15, 2001, National Cabling amended its By-Laws and changed its fiscal year from a calendar year to July 1 through June 30, in order to have the same fiscal year as the Company.

         National Cabling's business activities include providing consulting services for integrating disparate systems, evaluating current systems and developing solutions for evolving technologies. National Cabling provides design and engineering services for a wide variety of telecommunications and infrastructure systems, including inside plant, outside plant, campus environments, wireless radio frequency systems, microwave point-to-point, video distribution, voice over Internet protocol and private branch exchange systems, fiber optics and aerial cable installations. National Cabling performs installation services in a wide variety of environments including warehouses, manufacturing plants, campuses, office buildings and multi-site rollouts. National Cabling also provides project management.

         Our services are offered to a variety of clients, including value-added resellers and individual end-use customers. National Cablings' clients range in size from Fortune 500 companies to small privately held enterprises and include schools, universities and various state and federal government agencies. Our largest customer accounted for approximately 30% and 71% of the Company's net sales for the six months ended December 31, 2001 and December 31, 2000, respectively. The loss of the business of its largest customer could have a material adverse effect on the financial condition of the Company.

         The Company anticipates broadening its marketing efforts to reach out to new potential customers and is actively seeking strategic acquisition candidates to continue the growth of the enterprise. The Company anticipates expanding into Missouri, Arkansas, Texas, Colorado and Arizona in the future.

         The Company anticipates acquiring existing local fiber-optic cable plant installation and maintenance companies in those markets or opening new branch offices. Acquisitions may be accomplished through asset-purchases using common stock of the Company, and the hiring the acquisition candidate's employees. In those markets where acquisitions cannot be achieved, the Company may open new branch offices and hire local technicians to service its customers.

RESULTS OF OPERATIONS CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000

         REVENUE. For the three months and six months ended December 31, 2001, the Company had revenues of $396,794 and $946,100, respectively, as compared to revenues of $684,903 and $1,781,808, respectively, for the three months and six months ended December 31, 2000. For the three months and six months ended December 31, 2001, this represents a decrease of approximately 42% and 47%, respectively, as a result of the national economic slowdown experienced during the six months ended December 31, 2001, especially as it relates to the technology sector.

         COST OF SALES. For the three months and six months ended December 31, 2001, the Company had costs of sales of $304,275 and $801,311, respectively, as compared to cost of sales for the three months and six months ended December 31, 2000 of $660,756 and $1,442,568, respectively, a decrease of approximately 54% and 44%, respectively.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the three months and six months ended December 31, 2001, selling, general and administrative expenses amounted to $182,279 and $502,625, respectively, as compared to $179,809 and $454,198, respectively, for the three months and six months ended December 31, 2000. This represents an increase of $2,470 and $48,427, respectively, or approximately 1.4% and 10.7%, respectively. Administrative salaries decreased in both periods as a result of employee attrition. Professional fees increased in both periods as a result of increased legal, accounting and consulting fees related to the National Cabling merger and the operation of a publicly traded company. All other selling, general and administrative expenses increased by a total of $6,129 or 13.5% for the three months ended December 31, 2001 and $31,068 or 18.4% for the six months ended December 31, 2001 when compared to the same periods ended December 31, 2000.

         INTEREST EXPENSE. For the three months and six months ended December 31, 2001, interest expense amounted to $25,104 and $66,955, respectively, as compared to $69,717 and $87,985, respectively, for the three months and six months ended December 31, 2000. This decrease is primarily attributable to the conversion of stockholder loans to the Company to common stock during 2001.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001

         Total assets at December 31, 2001 were $682,377. Total assets at December 31, 2001 were comprised mainly of $250,209 of trade accounts receivable net of an allowance for doubtful accounts of $12,973, inventory of $173,114 and property and equipment of $211,611 net of accumulated depreciation. Total current assets at December 31, 2001 amounted to $470,085, while total current liabilities for the same period amounted to $1,009,735, creating a working capital deficit of $539,650 at December 31, 2001. Total liabilities as of December 31, 2001 were $1,412,483. Stockholders' deficit as of December 31, 2001 was $(730,106). The stockholders' deficit is the result of accumulated losses from operations.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

         During the six months ended June 30, 2001, the Registrant generated revenues of $711,513. During the six months ended June 30, 2000 the Registrant generated revenues of $3,133,172. During the six months ended June 30, 2001, the Registrant had a net loss of $742,209 as compared with a net loss of $20,349 for the six months ended June 30, 2000.

         Results may be materially affected by the timing of new customer projects. National Cabling was fully engaged in a national infrastructure rollout project for a Fortune 500 company during the six months ended June 30, 2000. This accounted for the higher revenue when comparing the six months ended June 30, 2000 to the revenue for the six months ending June 30, 2001. National Cabling is currently providing maintenance services for this customer. The volume of business may be adversely affected by declines in infrastructure projects resulting from adverse regional or national economic conditions. Operating results for any fiscal period are not necessarily indicative of results that may be achieved for any subsequent period.

         Gross margin for the six months ended June 30, 2001 decreased by $494,364 when compared to the six months ended June 30, 2000. This decrease is the direct result of the decrease in sales that prevented the full absorption of fixed indirect job costs.

         Selling, general and administrative expenses increased by $227,496 or approximately 42% when comparing expenses for the six months ended June 30, 2001 and the six months ended June 30, 2000. The increase in selling, general and administrative expenses attributable to the merger of the Registrant and National Cabling Services, Inc., was related to increased professional fees of approximately $118,000 and stock based financial consulting fees of approximately $26,500. Also contributing to the overall increase was the $45,000 settlement of a lawsuit referred to in Item 3 and the approximately $14,000 increase in bad debt expense.

         On January 8, 2001, the Company granted the following options to purchase common stock no later than February 16, 2001:

                   200,000 shares for $2,000 to key employees
                   51,490 shares for $1,000 to a financial consulting firm

         All of these options were exercised and their financial impact reflected in the Consolidated Financial Statements for the six months ended June 30, 2001.

         On April 7, 2001, the Registrant granted an option to purchase 50,000 shares of common stock for $1,000 on or after July 1, 2001 for financial consulting service.

         During June, 2001, the Registrant issued Convertible Debentures in the amount of $350,000. The debentures bear interest at twelve percent annually, maturing two years from date of issuance and convertible into shares of common stock of the Registrant at $2.00 per share, including registration rights.

         With the exception of medical insurance premiums and gasoline prices, the Company does not believe that the impact of inflation on its activities is significant.

CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2001

         Total assets at June 30, 2001 were $866,435. Total assets at June 30, 2001 were comprised mainly of $219,720 of trade accounts receivable net of an allowance for doubtful accounts of $12,973, inventory of $229,324, property and equipment of $253,266 net of accumulated depreciation, and cash and cash equivalents of $153,385. Total current assets at June 30, 2001 amounts to $612,488, while total current liabilities for the same period amounted to $790,835, creating a working capital deficit of $178,347 at June 30, 2001. Total liabilities as of June 30, 2001 were $1,171,753. Stockholders' deficit as of June 30, 2001 was $(305,318). The stockholders' deficit is the result of accumulated losses from operations.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, the Company has relied principally on the sale of common stock and stockholder and bank debt to finance its operations.

         On April 7, 2001, the Company granted an option to purchase 50,000 shares of common stock for $1,000 on or after July 1, 2001 for financial consulting services. As of December 31, 2001, this option had not been exercised.

         During the six months ended December 31, 2001, the Company issued Convertible Debentures in the principal amount of $50,000 bringing the total amount of Convertible Debentures issued and outstanding as of December 31, 2001 to $400,000. The debentures bear interest at twelve percent annually, maturing two years from date of issuance and convertible into shares of common stock of the Company at $2.00 per share. The debentures include registration rights.

         On February 14, 2002, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P. Cornell Capital Partners purchased $250,000 of convertible debentures from the Company. The debentures mature in two years and bear interest at 5% annually. At the Company's option, the entire principal amount and all accrued interest can be either (a) paid to Cornell Capital Partners at maturity or (b) converted to common shares of the Company. Cornell Capital Partners, at its option, is entitled to voluntarily convert the debentures to common shares of the Company.

         On February 14, 2002, the Company entered into an equity line of credit agreement with Cornell Capital Partners, L.P. Cornell Capital, subject to certain terms and conditions, will purchase up to $1.5 million of the Company's common stock during the first month of the agreement term and up to $500,000 of the Company's common stock each thirty days thereafter during the term of the agreement or an aggregate of $20.0 million. The term of the agreement is thirty-six months, subject to termination at the sole discretion of the Company and subject to certain events. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the Company's common stock with a fixed 9% discount to the then-current market price. As a condition of the common stock purchase agreement, the Company must file a Registration Statement and the Securities and Exchange Commission must declare it effective before Cornell Capital is obligated to purchase any common stock of the Company. There can be no assurance of how much cash the Company will receive, if any, under the equity line of credit agreement with Cornell Capital.

GOING CONCERN OPINION

         The ability of the Company to continue its operations is dependent on the Company having sufficient financial resources. As a result of its recent losses, negative cash flows from operations, and accumulated deficits at December 31, 2001, there is doubt about the Company's ability to continue as a going concern, unless additional equity or debt financing is obtained.

         Management believes that the Company's current working capital, anticipated revenues and subsequent sales of stock and placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from December 31, 2001. However, any projections of future cash requirements and cash flows are subject to substantial uncertainty. There can be no assurance that sufficient financing will be available in amounts or on terms acceptable to the Company.

                             DESCRIPTION OF BUSINESS


COMPANY OVERVIEW

         Lite King Corp. was incorporated under the laws of the State of New York on January 4, 1990 for the purpose of conducting all lawful business activities, and, began its business activity in the manufacture and assembly of wiring devices.

         From February 1990 to November 30, 1998, Lite King operated as a wholly owned subsidiary of Daine Industries, Inc. The Board of Directors of Daine had determined to spin-off Lite King's shares of common stock to its shareholders on a pro rata basis. Daine owned all of the 2,484,646 outstanding shares of Lite King, which were distributed in May 1999 to its shareholders of record on November 30, 1998.

         Management of Daine and of Lite King believed that the two companies as separate entities might create additional value for shareholders above and beyond the parent-subsidiary relationship. At the time of the distribution, there was no trading market in the Lite King shares and there was no assurance of a trading market developing. The management of Lite King had as a business purpose to seek additional operating businesses to augment its current activities.

         On February 26, 1990 Daine (through Lite King) acquired substantially all of the assets (with the exception of the cash) and the business of Lite King Corp., a manufacturer and assembler of wiring devices, cord sets and sockets. The assets acquired had a total cost of $738,079, consisting of machinery and equipment, inventory, accounts receivable, a non compete clause entered into with Lite King Corp.'s former president and principal shareholder and a rent deposit. The purchase price ($663,079 in cash and a $75,000 five year note payable in quarterly installments with interest of 12%) was determined in arms length negotiations and Daine obtained the funds for the purchase from its own internal sources. There was no material relationship between Daine and Lite King Corp. or any of its officers or directors prior to this transaction. We entered into a six-month consulting agreement with Lite King Corp.'s former president and owner Mr. Jerold Kolton. For the consulting services rendered the Registrant paid Mr. Kolton the sum of $36,000 plus expenses of $9,000 for a total of $45,000.

         Lite King and our predecessors have been in operation for over twenty-five years and our customers were in the Christmas, Halloween, lamp, lighting, point of purchase display and ceramic products field. Lite King's electrical wiring devices, consisted of wiring harnesses, "pigtails", power supply cords and the sale of bulbs. Wiring harnesses consist of wire, one or more sockets on a line with a polarized plug and with or without a plug and a switch. "Pigtails" consisted of a socket and wire. Power supply cords consists of a plug, wire and a switch. Our customers consisted of manufacturers of lamps, chandeliers, Christmas and Halloween illuminated decorations, novelties, point of purchase displays, signs, religious illuminated items, illuminated ceramic products and electrical specialties. Our "pigtails" were primarily sold to lamp and chandelier manufactures while wiring devices and power supply cords were sold primarily to our other customers.

         We obtained our raw materials from a number of different suppliers and believed that we were not dependent upon any one source of supply. We faced competition from a number of domestic and international wiring device manufacturers, several of whom were considerably larger than Lite King. Competition was intense and while we believe that Lite King was able to finance future growth internally, management believed that a number of our competitors were materially stronger financially, as well as having production facilities located domestically and overseas, thus taking advantage of lower rates offshore.

         In the first quarter of 2000, our management concluded that Lite King would continue to experience declining profit margins in our major core business, seasonal holiday light sets. The declining margins were due to large disparities in labor rates experienced by Lite King, as compared with labor rates existing in Far Eastern markets. Prices offered by Far Eastern competitors continue to decline and we could not compete effectively with these competitors.

         We operated our production operations utilizing a union representing manufacturing employees and the disparity between labor rates experienced in the northeastern part of the U.S. and those experienced by competitors in mainland China and Mexico continues to grow. To management's knowledge, there was no other U.S. manufacturer of decorative seasonal lighting products for the past few years with several domestic competitors acting in the role of "wholesalers" bringing in finished product from Mexico and Mainland China. These imports of product have resulted in continuing lower selling prices offered to our customers with Lite King continuing to lower prices to compete.

         Being the only U.S. manufacturer also placed Lite King under more product review by Underwriter's Laboratories Inc. and the Canadian Standards Association, since both testing companies had fewer U.S. competitive manufacturers  to visit.  Lite  King  believed  that the  scrutiny  received  by

Mainland Chinese competitors to be less than the scrutiny it had experienced. This has resulted in more consumer complaints and accidents from inferior products made offshore and shipped to the U.S.

         The result was the imposition of an increasing amount of regulations and costly changes being placed by Lite King by Underwriter's Laboratories to the point that it has become unprofitable and expensive to manufacture products in the U.S. Underwriter's Laboratories' changes have also changed the components and raw materials needed by Lite King. Our management found that there were not domestic sellers for much of our raw materials, inventory and equipment because a substantial portion of production activities moved outside the U.S. to lower labor markets, including Mexico, Dominican Republic, Mainland China and Malaysia.

         During the first quarter of 2000, we concluded that our best strategy for the future would be to close down our production activities, sell off our business assets (inventory, equipment, customer accounts and Underwriter's Laboratories and Canadian Standards Association product files) and position ourselves in an unrelated business activity. Our management intended to focus our efforts on companies in the fields of information technology, telecommunications and medical instrumentation, with special emphasis on Internet software/hardware, wireless communications, fiber optics and semiconductors.

         We closed down our production facilities in October 2000. All remaining assets and equipment have been liquidated and all operations related to our electrical products' business have been terminated. We entered into an agreement with the owner of the facilities we had been leasing, to terminate our lease effective October 31, 2000. The agreement called for us to pay rent through December 31, 2000, forfeiting our security deposit and interest held by the landlord, and paying real estate and water taxes related to the facilities through October 31, 2000. We have received a written release from the landlord for future rental payments, real estate and water taxes, and of any further obligations and claims by the landlord.

         On March 9, 2001, we entered into a written merger agreement to acquire all of the common stock of National Cabling Services, Inc., an Illinois corporation, which provides professional design and installation of structured cable systems and electronics in support of high speed telecommunication services such as LAN/WAN, VoIP, PBX systems and outside plant systems. The share exchange and business reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, was completed on March 16, 2001. The Agreement and Plan of Merger called for (i) the merger of National Cabling with a wholly owned subsidiary of Lite King, King Cabling Corp, (ii) the exchange of all outstanding common shares of National Cabling for common shares of Lite King, and (iii) the resignation of the existing Board of Directors and Officers of Lite King and the appointment of three members of National Cabling's Board of Directors and Officers to fill their remaining terms. The Agreement called for a shareholder meeting to be called as soon as practicable to ratify the new Board of Directors' appointments. Lite King Corp. functions as the parent company for National Cabling Services, Inc.

         We will continue the operations of National Cabling under the same name. We acquired current assets of approximately $738,244, and leasehold improvements and equipment of approximately $300,742 for total assets of $1,038,986. We acquired National Cabling in a share exchange of 5,149,029 shares, share for share pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, under the Agreement. Prior to merger, there was no material relationship between Lite King and National Cabling.

INDUSTRY OVERVIEW

         The telecommunications infrastructure industry has been growing at double-digit rates. The technology driving the rapid growth in the telecommunications infrastructure industry is the same technology driving computers and the Internet. The faster and more advanced computers and processors become, the greater the demand for bandwidth, and connectivity in general. Our market can be broken into four segments.

         Premise Infrastructure - This segment of the market includes voice and data cabling within individual buildings. This includes both new construction and replacement of existing cabling with newer designs capable of meeting the demands of high-speed networks. The convergence of voice and data sharing the same infrastructure has created new markets and demands. This market has been estimated to be growing at a rate of 9.6%.

         High-Speed Telecommunications - This market segment includes high-speed network electronics. This segment of the market influences the growth in the premise infrastructure market segment by creating additional demand for bandwidth. The pace of development is tied closely with advancements in computers and computer networking. This market segment is estimated to be growing at a 37% rate.

         High-Speed Building Infrastructure - This segment of the market includes infrastructure for systems requiring advanced designs to support high-speed networks exceeding 100 megabits per second. This segment is estimated to be growing at 21% annually.

         Wireless - This segment is made up of several technologies. The most common is radio frequency (RF) and microwave, used for covering large areas or attaching mobile devices to a network. Point-to-Point infrared laser or microwave is used where a physical connection is impossible or very difficult to achieve. Wireless is often combined with premise and outdoor infrastructure as part of a complete system. The market for this application of wireless technology is still very immature, and no estimates of the market value are available.

OUR SERVICES

         Lite King, through its wholly owned subsidiary, National Cabling Services, Inc., provides professional design and installation service for advanced structured cable plants in support of high-speed telecommunications systems, wireless systems, inside/outside plants, local area network/wide area network (LAN/WAN) design, project management and associated services.

OUR SUPPLIERS

         We are not dependent upon any one distributor or manufacturer for materials we incorporate into our projects. There exist a multitude of distributors and manufacturers; both domestic and internationally, that are capable of supplying the materials we utilize.


MAJOR CUSTOMERS

         Although we provide our services to a wide variety of customers ranging in size from small privately owned businesses, to government agencies, to large Fortune 500 companies, IBM is our single largest customer.

MARKETING

         Lite  King  markets  its  services  to  all  sizes  of  companies   and
organizations. We focus our efforts on all sizes of manufacturing and service-based companies. We believe that the rapid spread of communications technology has created opportunity with companies in almost every industry, and we pursue many different segments.

         Our customers can be divided into two major groups:

         1. VALUE ADDED RESELLERS - These customers have been, and will continue to be a central part of our business. They are usually large, well-known companies like IBM, Verizon, SBC and Hewlett Packard, who are selling a turnkey system to a large client, of which our services are a critical component.

         2. END USERS - This group includes almost every size and type of business, as the need for our services are diverse. The larger customers in this group have information technology (IT) expertise in-house, and usually contract directly for our services. The smaller customers in this group are usually too small to attract the attention of Value Added Resellers, but are not large enough to have the in-house IT expertise. For this reason, they turn to us to assist them with their projects because of our expertise and experience.

         Although the initial cost of developing a relationship with a Value Added Reseller (VAR) is substantially higher than an end-user, the advantages of developing this relationship are immense. A long-term relationship with a VAR usually brings volume, repeat business, and access to new clients. The downside of this type of relationship is that margins tend to be lower than with projects sold to end-users. In addition, risks are concentrated on fewer projects, raising the possibility of financial loss.

         By working with end users directly, we can improve the project margins by capturing part of the mark-up typically charged by a VAR. These projects generally are smaller in scope and require less project management and overhead. Another advantage to this type of customer is the volume of projects available. The downside of this segment is that the cost to acquire a customer, relative to the volume, is quite high with limited repeat business opportunities. However, we believe that these customers can provide a steady stream of service and maintenance work at good margin.

COMPETITION

         Our industry is highly fragmented, dominated primarily by small, single office, locally owned operations, regional firms covering a limited geography, and several larger national companies purporting to offer services throughout the United States. It is believed that none of these companies have even 1% of the overall market. In recent years, some electrical contractors have added communications divisions to compete locally and regionally.

                                   MANAGEMENT

         Our present directors and executive officers are as follows:

                    NAME            AGE          POSITION
                    ----            ---          --------

           Craig Massner             32      President and Director

           Robert Personett          52      Secretary, Treasurer and Director

           Wallace Pennington        63      Director

         The following is a brief description of the background of our directors and executive officers.

         CRAIG MASSNER. Craig Massner, President and Director of Lite King attended Iowa Weslyan College majoring in economics and business administration before entering into the high technology field. He has over eight years experience within the industry and has served as President and Director of Lite King's wholly owned subsidiary, National Cabling Services, Inc. since its formation in 1995.

         ROBERT PERSONETT. Robert Personett, Secretary-Treasurer and Director of Lite King, is a Certified Public Accountant, graduating from Eastern Illinois University with a B.S. in Business, majoring in accounting. Prior to becoming Treasurer and Director for Lite King's wholly owned subsidiary, National Cabling Services, Inc. in 1995, he worked for eight years in the audit and tax departments of Price Waterhouse Coopers and served as Chief Financial Officer of Fort Transfer Company, a large regional transportation company.

         WALLACE PENNINGTON. Wallace Pennington, Director has served as Director of Lite King's wholly owned subsidiary, National Cabling Services, Inc. since its formation in 1995. He graduated from Aurora University with a B.S. in Business. He has over thirty years experience in high technology, serving as Manager of Caterpillar Consulting Services Group, President and General Manager of Pennington & Shurter Information Services, Inc., and Manager of Levy, Ray & Shoup, Inc.

MEETINGS

         During our fiscal year ending June 30, 2001, our Board of Directors met on 3 occasions. Each incumbent director attended at least 100% of the total number of meetings of the Board of Directors on which he served.

COMPENSATION OF DIRECTORS

         Members of our Board of Directors are not compensated for services provided as a director.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended June 30, 2001, 2000 and 1999 paid to Craig Massner, our current President, and Arthur Seidenfeld, our former President (the "NAMED EXECUTIVE OFFICERS"). No other executive officer received compensation exceeding $100,000 during the fiscal year ended June 30, 2001.

                                                SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                        --------------------------------  -----------------------------------------------
                                                                             AWARDS
                                                                           RESTRICTED      SECURITIES
                                                                              STOCK        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR        SALARY        BONUS     AWARD(S)         OPTIONS        COMPENSATION
---------------------------             ----        ------        -----     --------         -------        ------------
Craig Massner,                          2001         $40,331         --         --              --                --
President(1)                            2000         $37,600         --         --              --                --
                                        1999         $35,400         --         --              --                --

Arthur Seidenfeld,                      2001          $6,000         --         --              --                --
Former President(2)                     2000         $28,300         --         --              --                --
                                        1999         $63,000         --         --              --                --

---------------

(1)      Mr. Massner became President of Lite King on March 16, 2001.

(2)      Mr. Seidenfeld resigned as President of Lite King on March 16, 2001.

         The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended June 30, 2001 by the Named Executive Officers.

                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                                                 YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED                VALUE OF UNEXERCISED
                          NUMBER OF                         OPTIONS AT                    IN-THE-MONEY OPTIONS AT
                           SHARES                          JUNE 30, 2001                       JUNE 30, 2001
                         ACQUIRED ON      VALUE     ------------------------------      -------------------------------
NAME                      EXERCISE      REALIZED    EXERCISABLE      UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                      --------      --------    -----------      -------------      -----------       -------------
Craig Massner                   -0-         -0-            -0-                 -0-              -0-                 -0-

Arthur Seidenfeld               -0-         -0-            -0-                 -0-              -0-                 -0-

EMPLOYMENT AGREEMENT

         Lite King does not currently have employment agreements with any of its executive officers.

INDEMNIFICATION

         Lite King's Bylaws provide that, except for willful criminal conduct, Lite King will indemnify its directors and officers against third-party liability, including shareholder and/or regulatory actions. In addition, Sections 722-725 of the New York Business Corporation Law provide for indemnification by Lite King.

                             DESCRIPTION OF PROPERTY

         As of June 30, 2001, we owned no real property. Our wholly owned subsidiary, National Cabling Services, Inc., leases the following real estate at the following lease rates:

         a. Office space of 1,550, at a lease rate of $1,184.50 per month, including utilities. The lease term is month-to-month. This lease space is in Morton, Illinois.

         b. Office and warehouse space of, at a lease rate of $4,000.00 per month. The lease term expires May 31, 2002. This lease space is in Springfield, Illinois.

         c. Office and warehouse space of 2,464 square feet, at a lease rate of $1,999.00 per month. The lease term expires January 31, 2005. This lease space is in Indianapolis, Indiana.

                             LITIGATION PROCEEDINGS

         Our wholly owned subsidiary, National Cabling, was a co-defendant in a lawsuit filed by a group of former employees claiming they were not paid prevailing wages on a 1996 project. The parties to the lawsuit entered into an out of court settlement, the result of which was the company paid $45,000 to settle the lawsuit. This expense is included in the statement of operations for the six months ended June 30, 2001.

                             PRINCIPAL SHAREHOLDERS


BENEFICIAL OWNERS

         As of March 25, 2002 other than (i) the persons identified in the following table and (ii) the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our common stock.

                                                                SHARES
                                                          BENEFICIALLY             PERCENT
NAME AND ADDRESS                      TITLE OF CLASS             OWNED         OF CLASS(1)
----------------                      --------------             -----         -----------
Paul Dexheimer                        Common Stock             715,100                8.9%
216 Appomatox Drive
Springfield, Illinois  62707

Eric Siebenthal                       Common Stock             699,939                8.7%
1104 Lincoln Road
Marquette Heights, Illinois  61554

-----------------------

(1) Applicable percentage is based on 8,014,595 shares outstanding, plus any securities convertible or exchangeable into shares of common stock for the purpose of computing the percentage ownership of such person only.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table shows the amount of our capital stock beneficially owned by our directors, the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group as of March 25, 2002. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of March 25, 2002, we had 8,014,595 shares of common stock outstanding.

                                      BENEFICIALLY OWNED
NAME AND ADDRESS                            SHARES         PERCENT OF CLASS(1)
----------------                            ------         -------------------

Craig Massner                              1,194,109             14.9%
175 West Courtland Avenue
Morton, Illinois  61550

Wallace Pennington                         1,207,664             15.1%
175 West Courtland Avenue
Morton, Illinois  61550

Robert Personett                           1,180,727             14.7%
175 West Courtland Avenue
Morton, Illinois  61550

All officers and directors as
  a group (3 persons)                      3,582,500             44.7%

-----------------------

*        Less than 1%.


(1) Applicable percentage of ownership is based on 8,014,595 shares of common stock outstanding, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 25, 2002 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

         We are aware of the following instances since June 30, 2000, when an executive officer, director or owner of more than ten percent of the outstanding shares of our common stock failed to comply with reporting requirements of
Section 16(a) of the Securities Exchange Act of 1934:

         Lite King has been informed by Craig Massner, President and a Director of Lite King, that during fiscal year 2001 his Form 3 due on April 10, 2001, reporting his acquisition of shares of common stock pursuant to the merger with National Cabling Services, Inc. was filed with the Commission on April 1, 2002.

         Lite King has been informed by Wallace Pennington, a Director of Lite King, that during fiscal year 2001 his Form 3 due on April 10, 2001, reporting his acquisition of shares of common stock pursuant to the merger with National Cabling Services, Inc. was filed with the Commission on April 1, 2002.

         Lite King has been informed by Robert Personett, Secretary, Treasurer and a Director of Lite King, that during fiscal year 2001 his Form 3 due on April 10, 2001, reporting his acquisition of shares of common stock pursuant to the merger with National Cabling Services, Inc. was filed with the Commission on April 1, 2002.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         None.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Our common stock has been quoted on the Over-the-Counter Bulletin Board maintained by the NASD since November 8, 2001, under the symbol "LKNG."

         The following table sets forth the range of high and low bid quotations for each calendar quarter for our common stock for the prior two years, as well as the first three calendar quarters of 2001.

                                                  BID PRICE PER SHARE
                                                  -------------------
                                                  HIGH            LOW
                                                  ----            ---

         FISCAL YEAR 1999
         July 1999 to September 1999               N/A             N/A
         October 1999 to December 1999             N/A             N/A
         January 2000 to March 2000                N/A             N/A
         April 2000 to June 2000                   N/A             N/A


         FISCAL YEAR 2000
         July 2000 to September 2000               N/A             N/A
         October 2000 to December 2000             N/A             N/A
         January 2001 to March 2001                N/A             N/A
         April 2001 to June 2001                   N/A             N/A


         FISCAL YEAR 2001
         July 2001 to September 2001               N/A             N/A
         October 2001 to December 2001           $1.65           $0.55
         January 2002 to March 14, 2002          $0.86           $0.24



         The above prices were obtained from the Over-the-Counter Bulletin Board. The quotations represent inter-dealer quotations, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

         As of March 25, 2002, we believe there were approximately 686 holders of record of our common stock.

         National Cabling Services, Inc. paid $48,950 as a distribution on its stock prior to the merger with Lite King. We do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

         AUTHORIZED CAPITAL STOCK. Our authorized capital stock consists of 50,000,000 of common stock. Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote by our shareholders. As of March 25, 2002, we had 8,014,595 shares of common stock outstanding.

         OPTIONS.  As of March 25, 2002, we had 250,000 outstanding options.

         CONVERTIBLE DEBENTURES. During the six months ended December 31, 2001, the Company issued Convertible Debentures in the principal amount of $50,000 bringing the total amount of Convertible Debentures issued and outstanding as of December 31, 2001 to $400,000. The debentures bear interest at twelve percent annually, maturing two years from date of issuance and convertible into shares of common stock of the Company at $2.00 per share. The debentures include registration rights.

         On March 1, 2002 we issued Convertible Debentures in the original principal amount of $250,000. These Convertible Debentures are convertible into shares of our common stock at a price equal to 80% of the average closing bid price of our common stock for three closing bid prices of our common stock for the five trading days immediately preceding conversion. If such conversion had taken place on March 1, 2002, then the holders of the Convertible Debentures would have received 1,019,160 shares of common stock. These Convertible Debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These Convertible Debentures have a term of five years. At Lite King's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         On March 1, 2002, we issued a Convertible Debenture in the original principal amount of $843,823. These Convertible Debentures are convertible into shares of common stock at a price per share equal to $0.41, which equals 2,058,105 shares. These Convertible Debentures accrue interest at rate of 5% per year and are convertible at the holder's option. The Convertible Debentures have a term of five years. At Lite King's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         TRANSFER AGENT AND REGISTRAR. Jersey Transfer Trust and Company is the transfer agent and registrar for our common stock. Its address is 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.

                                     EXPERTS

         The accompanying consolidated balance sheet of Lite King as at June 30, 2001 and the related consolidated statements of operations and stockholders' deficit and cash flows for the six months ended June 30, 2001, included in this Prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to Lite King's ability to continue as a going concern as described in Note 13 to the financial statements) of Greenberg & Company CPA's LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting . The financial statements of National Cabling Services, Inc. as of December 31, 2000 and 1999, and for the years then ended, included in this Prospectus, have been so included in reliance on the report (which contains a qualification for a scope limitation relating to the observation of inventory at December 31, 1999 and 1998) of Clifton Gunderson LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of our common stock.

                              AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (HTTP://WWW.SEC.GOV) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                                               LITE KING CORP.

                                             FINANCIAL STATEMENTS

                                                    INDEX


                                                                                                         PAGE
LITE KING CORP.
---------------
Report of Independent Certified Public Accountants                                                        F-2
Consolidated Balance Sheet as of June 30, 2001                                                            F-3
Consolidated Statement of Stockholders' Deficit for the Period January 1, 2000 to June 30, 2001           F-6
Consolidated Statements of Operations for the Six Months Ended June 30, 2001 and 2000                     F-7
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2001 and 2000                     F-9
Summary of Significant Accounting Policies for the Six Months Ended June 30, 2001 and 2000                F-9
Notes to the Consolidated Financial Statements for the Six Months Ended June 30, 2001 and 2000           F-13

NATIONAL CABLING SERVICES, INC.
-------------------------------
Independent Auditor's Report                                                                             F-20
Balance Sheet as of December 31, 2000 and 1999                                                           F-21
Statements of Operations for the Years Ended December 31, 2000 and 1999                                  F-23
Statements of Stockholders' Deficit for the Years Ended December 31, 2000 and 1999                       F-24
Statements of Cash Flows for the Years Ended December 31, 2000 and 1999                                  F-25
Summary of Significant Accounting Policies for the Years Ended December 31, 2000 and 1999                F-26
Notes to the Financial Statements for the Years Ended December 31, 2000 and 1999                         F-28

                              LITE KING CORPORATION

                               FINANCIAL STATEMENTS

                                  JUNE 30, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Lite King Corp.
Morton, Illinois


         We have audited the accompanying consolidated balance sheet of Lite King Corp. as at June 30, 2001 and the related consolidated statements of operations and stockholders' deficit and cash flows for the six months ended June 30, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Lite King Corp. at June 30, 2001, and the consolidated results of its operations and cash flows for the six months ended June 30, 2001 in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     GREENBERG & COMPANY LLC

Springfield, New Jersey
August 17, 2001

                              LITE KING CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                           JUNE 30, 2001
                                                           -------------

CURRENT ASSETS
  Cash and cash equivalents                                    $153,385
  Restricted cash                                                10,000
  Trade accounts receivable, less allowance for
      doubtful accounts of $12,973                              219,720
  Accounts receivable from employees                                 59
  Inventories                                                   229,324
                                                               --------
    Total Current Assets                                        612,488
                                                               --------
PROPERTY AND EQUIPMENT
  Leasehold improvements                                         25,152
  Office furniture and fixtures                                  30,870
  Vehicles                                                      265,414
  Warehouse equipment                                             2,893
  Computers                                                     202,817
  Equipment under capital lease                                  82,237
                                                               --------
    Total, at cost                                              609,383
                                                               --------
      Less accumulated depreciation                             356,117
                                                               --------
  Net property and equipment                                    253,266
                                                               --------
OTHER ASSETS
    Deposit                                                         681
                                                               --------
      Total Other Assets                                            681
                                                               --------
TOTAL ASSETS                                                   $866,435
                                                               ========

See accompanying summary of accounting policies and notes to the consolidated financial statements.

                              LITE KING CORPORATION
                           CONSOLIDATED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                                                               JUNE 30, 2001
                                                               -------------

CURRENT LIABILITIES
  Accounts payable                                           $      338,901
  Notes payable to bank                                             150,000
  Current maturities of long-term debt                               58,579
  Current maturities of obligations under
    capital lease                                                    31,479
  Accrued sales tax                                                  36,015
  Accrued payroll                                                   130,736
  Accrued vacation                                                   24,335
  Other accrued liabilities                                          20,790
                                                             --------------

    Total current liabilities                                       790,835
                                                             --------------

LONG TERM LIABILITIES
  Long-term debt, less current maturities                            15,646
  Obligations under capital lease, less
     current maturities                                              15,272
  Convertible debentures                                            350,000
                                                             --------------

    Total long-term liabilities                                     380,918
                                                             --------------

    Total liabilities                                             1,171,753
                                                             --------------

STOCKHOLDERS' DEFICIT
  Common stock, $.001 par value;  50,000,000
    shares authorized;  7,633,675
    issued and outstanding                                            7,634
  Capital returned                                                  (48,950)
  Additional paid in capital                                      1,073,639
  Accumulated deficit                                            (1,337,641)
                                                             --------------

    Total stockholders' deficit                                    (305,318)
                                                             --------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                  $      866,435
                                                             ==============

See accompanying summary of accounting policies and notes to the consolidated financial statements.

                                                     LITE KING CORPORATION

                                        CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                                        FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2001

                            COMMON STOCK
                      -----------------------    --------------------------------------------------------------------------------
                                                                                                                         TOTAL
                        NUMBER OF      $0.001        CAPITAL         PAID-IN        ACCUMULATED     SUBSCRIPTION      STOCKHOLDERS'
                         SHARES      PAR VALUE       RETURNED        CAPITAL          DEFICIT        RECEIVABLE         DEFICIT
                         ------      ---------       --------        -------          -------        ----------         -------
Balances at
  January 1, 2001       4,300,000  $      4,300     $ (48,950)    $         -0-    $   (595,432)   $     (3,300)     $  (643,382)

Payment of
  Subscription                 --            --              --             --               --           3,300            3,300

Issuance of Common
  Stock                   849,029           849              --        368,337               --              --          369,186

Reverse Acquisition     2,484,646         2,485              --        705,302               --              --          707,787

Net loss for the
  six months ended
  June 30, 2001                --            --              --             --         (742,209)             --         (742,209)
                        ---------  ------------     ----------    ------------     ------------   -------------      -----------

BALANCES AT JUNE
  30, 2001              7,633,675  $      7,634     $  (48,950)   $  1,073,639     $ (1,337,641)  $          -0-     $  (305,318)
                        =========  ============     ==========    ============     ============   =============      ===========

            See accompanying summary of accounting policies and notes to consolidated financial statements.

                              LITE KING CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            FOR THE
                                                       SIX MONTHS ENDED
                                                            JUNE 30,
                                                -----------------------------
                                                   2001               2000
                                                -------------  --------------
                                                                  (UNAUDITED)
                                                -------------  --------------

NET SALES                                       $ 711,513          $3,133,172

COST OF SALES                                     681,985           2,609,280
                                                ---------          ----------

  Gross profit                                     29,528             523,892
                                                ---------          ----------

SELLING, GENERAL AND ADMINISTRATIVE
  Advertising                                      14,919               2,503
  Administrative salaries                         217,048             232,795
  Stock based compensation                         54,000                 -0-
  Stock based financial consulting fees            26,504                 -0-
  Meals and entertainment                           4,883              10,960
  Office rent expenses                             30,885              22,290
  Professional fees                               142,863              24,837
  Group insurance                                  30,508              21,032
  Utilities and telephone                          50,459              64,302
  Auto and truck expense                           12,595              10,764
  Depreciation expense                             49,701              64,524
  Miscellaneous                                    50,441              11,620
  Equipment rental                                  1,198               5,812
  Office supplies                                  26,999              32,969
  Bad debt expense                                 14,387                 -0-
  Interest expense                                 44,347              39,833
                                                ---------          ----------

    Total                                         771,737             544,241
                                                ---------          ----------

    Income (Loss) before income tax             (742,209)            (20,349)

INCOME TAX EXPENSE                                    -0-                 -0-
                                                ---------          ----------

NET INCOME (LOSS)                               $(742,209)         $  (20,349)
                                                =========          ==========

  Basic earnings (loss) per share               $    (.11)         $      NIL
                                                =========          ==========


  Weighted average number of common
     shares outstanding - basic                 6,713,944           4,300,000
                                                =========           =========

  Diluted earnings (loss) per share
                                                $    (.11)         $      NIL
                                                =========          ==========

  Weighted average number of common
    shares outstanding - diluted                6,737,425           4,300,000
                                                =========          ==========


See accompanying summary of accounting policies and notes to the consolidated financial statements.

                              LITE KING CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    FOR THE SIX MONTHS ENDED
                                                             JUNE 30,
                                                   ----------------------------
                                                       2001            2000
                                                   -------------  -------------
                                                                   (UNAUDITED)
                                                   -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                 $ (742,209)     $  (20,349)
  Adjustments to reconcile net income
      (loss) to net cash provided by
      operating activities:
    Depreciation                                        57,969          72,748
    Gain on sale of equipment                             (541)            -0-
    Stock based compensation                            54,000             -0-
    Stock based financial consulting fees               26,504             -0-
  Effects of changes in operating assets
      and liabilities:
    Restricted Cash                                    (10,000)            -0-
    Deposits                                            15,000            (500)
    Trade accounts receivable                          145,379          (7,385)
    Accounts receivable from employees                     (59)          1,200
    Accounts receivable from stockholders                9,423          42,117
    Inventories                                          5,811        (114,092)
    Costs and estimated earnings in excess
       of billings on uncompleted contracts             98,778         164,267
    Accounts payable                                   (86,784)            452
    Accrued sales tax                                  (2,796)           5,993
    Accrued payroll                                     85,751         (13,843)
    Accrued vacation                                    (4,024)         14,180
    Other accrued liabilities                            7,703          (3,977)
                                                    ---------       ---------

      Net cash provided by (used in) operating
        activities                                    (340,095)        140,811
                                                    ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment                        3,705             -0-
  Purchase of property and equipment                   (13,657)       (101,577)
                                                    ---------       ---------

      Net cash provided by (used in) investing
        activities                                      (9,952)       (101,577)
                                                    ---------       ---------

See accompanying summary of accounting policies and notes to the consolidated financial statements.

                                      LITE KING CORPORATION
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (CONTINUED)

                                                                     FOR THE SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                 --------------------------------
                                                                      2001              2000
                                                                 --------------   ---------------
                                                                                    (UNAUDITED)
                                                                 --------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in bank overdraft                        $       -0-       $   (6,675)
  Net borrowings (payments) under line-of credit                     (204,096)          (21,905)
  Payments on obligations under capital lease                         (13,335)          (13,293)
  Payments on long-term debt                                          (27,088)           13,525
  Proceeds from (payments on) notes payable to stockholders            (5,264)           71,971
  Proceeds from (payments on) Convertible Debentures                   25,000               -0-
  Capital returned                                                        -0-           (48,950)
  Issuance of common stock                                            714,087               -0-
                                                                   ----------        ----------

    Net cash provided by (used in) financing activities               489,304            (5,327)
                                                                   ----------        ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             139,257            33,907

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         14,128            10,171
                                                                   ----------        ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                           $  153,385        $   44,078
                                                                   ==========        ==========


See accompanying summary of accounting policies and notes to the consolidated financial statements.

                              LITE KING CORPORATION

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

         Lite King Corporation (LK) was incorporated in New York on January 4, 1990 and was formerly engaged in the manufacture and assembly of wiring devices. During 2000, LK discontinued its manufacturing and assembly business and sold off its business assets to position itself as a merger candidate. (See Reverse Acquisition). LK currently functions as the parent company for National Cabling Services, Inc.

         National Cabling Services, Inc. (NCSI) was incorporated on June 21, 1995 in the state of Illinois. The Company's principal business activity is the design and installation of cabling for computer networks. On June 30, 2001, the Company elected to change its fiscal year from December 31 to June 30. Significant accounting policies followed by the Company are presented below.


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CASH EQUIVALENTS

         The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.


RESTRICTED CASH

         The restricted cash represents a demand deposit from a note payable to bank. See additional disclosure in Note 1.


CONSOLIDATION

         During the period from January 1, 2000 through March 16, 2001 the financial statements include only the accounts of NCSI. After March 16, 2001 the Company's accounts also include those of Lite King Corp. (See Reverse Acquisition). All significant intercompany transactions have been eliminated in consolidation.


RECLASSIFICATIONS

         Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications.

         This information is an integral part of the accompanying financial statements.

                              LITE KING CORPORATION

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


INVENTORIES

         Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis.


LEASEHOLD IMPROVEMENTS AND EQUIPMENT

         Leasehold   improvements  are  depreciated  on  the   straight-line  or
accelerated methods over their estimated useful lives, which range from five to thirty-nine years.

         Equipment consists of various warehouse equipment, vehicles, computer equipment, and office furniture and equipment. These assets are depreciated on the straight-line or accelerated methods over their estimated useful lives, which range from three to seven years.


ADVERTISING

         The Company expenses advertising costs as incurred.


INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

         Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

         This information is an integral part of the accompanying financial statements.

                              LITE KING CORPORATION

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


RECOGNITION OF REVENUES AND COST

         The Company maintains its accounting records on the accrual basis of accounting. Revenues from fixed-price installation contracts are recognized on the percentage-of-completion method, measured by the percentage of actual cost incurred to date to estimated total cost for each contract (cost-to-cost method). This method is used because management considers actual expended cost to be the best available measure of progress on these contracts. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method.

         Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, payroll taxes, union fringes, and insurance costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

         The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized. As of June 30, 2001, there were no costs and estimated earnings in excess of billing on uncompleted contracts, nor billings in excess of costs and estimated earnings on uncompleted contracts.

         Contracts less than $10,000 are included in material inventory due to size and short duration.


EARNINGS PER SHARE

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previous fully diluted earnings per share calculation method. SFAS 128 became effective December 31, 1997. The Company follows SFAS 128.

         This information is an integral part of the accompanying consolidated financial statements.

                              LITE KING CORPORATION

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


REVERSE ACQUISITION

         On March 16, 2001 Lite King Corp. (LKC) merged with NCSI in a reverse acquisition. In consideration of receiving all of the issued and outstanding shares of NCSI, LKC issued 5,149,029 restricted shares of common stock to the shareholders of NCSI. LKC had 2,484,646 shares issued and outstanding prior to the merger.

         The merger was accounted for as a reverse acquisition since NCSI is the continuing accounting entity under GAAP, as a result of the recapitalization. Accordingly, a recapitalization occurred and no goodwill was recorded and the operating results of LKC have been included in the financial statements from the date of consummation of the merger. On this basis, the historical financial statements prior to March 16, 2001 represent the financial statements of NCSI. The historical shareholders' equity accounts of NCSI as of December 31, 2000 have been retroactively restated for all periods presented to reflect the recapitalization.

         This information is an integral part of the accompanying consolidated financial statements.

                              LITE KING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000


NOTE 1 - DEBT


NOTE PAYABLE TO BANK

         The note payable to bank is a $400,000 revolving line of credit as of June 30, 2001 of which $150,000 was used as of June 30, 2001. Amounts drawn against the line of credit are payable on July 26, 2001 and bear interest at the local prime lending rate plus 1.0 percent (7.75 Percent at June 30, 2001). The line of credit is collateralized by substantially all of the Company's assets. A deposit of $10,000 is required to be in this bank whenever there is an outstanding balance. As of June 30, 2001, the Company is in compliance with this rule.

                                                                  JUNE 30, 2001
                                                                  -------------
LONG-TERM DEBT

Long-term debt consists of the following:

Commercial note payable to Marquette Bank, requiring monthly installments of $1,111 including interest at 8.75 percent
  per year, with final payment due in June 2002, secured by
  substantially all of the Company's assets                              $12,700

Commercial note payable to Marquette Bank, requiring monthly installments of $4,055 including interest at 8.75 percent
  per year, with final payment due in October 2002 secured
  by various vehicles                                                     61,525
                                                                         -------

    Total                                                                 74,225

    Less current portion                                                  58,579
                                                                         -------

LONG-TERM PORTION                                                        $15,646
                                                                         =======

Future maturities of long-term debt are as follows:

  2002                                                                   $58,579
  2003                                                                    15,646
                                                                         -------

    TOTAL                                                                $74,225
                                                                         =======

This information is an integral part of the accompanying consolidated financial statements.

                              LITE KING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


NOTE 2 - CONVERTIBLE DEBENTURES

         During June 2001, the company issued Convertible Debentures in the amount of $350,000. The debentures mature in two years and bear interest at twelve percent annually, payable annually. The holder of a Debenture will have the right at any time after thirty days from the issuance until maturity to voluntarily convert to common shares of the issuer. The Debenture holder will be forced to convert to common stock if the common stock is trading in an over-the-counter market or on a listed exchange and the average bid price of the common stock on the issuer has maintained a price of two dollars per share or higher for five consecutive trading days.


NOTE 3 - OBLIGATIONS UNDER CAPITAL LEASE

         The Company is leasing equipment under capitalized leases which expire at various dates through March 2003. Accumulated depreciation on the equipment as of June 30, 2001 is $24,671.

         Future minimum lease payments under these leases are as follows:

           2002
                                                          $    35,100

           2003                                                15,722
                                                          -----------

             Total minimum lease payments                      50,822

             Less amounts representing interest                 4,071
                                                          -----------

           Present value of minimum lease payments        $     46,751
                                                          ============


NOTE 4 - ADVERTISING

         Advertising expense for the six months ended June 30, 2001 and 2000 totaled $14,919 and $2,503, respectively.


NOTE 5 - CASH FLOW DISCLOSURES

         Cash paid for interest and income taxes was as follows:

                                              JUNE 30,      JUNE 30,
                                                2001          2000
                                             ---------    ------------
                                                           (UNAUDITED)
                                             ---------    ------------

                    Interest                  $44,347          $39,833
                    Income taxes                  -0-              -0-

         The  Company  had  the  following   noncash   investing  and  financing
transactions:

         For the six months ended June 30, 2001, $298,769 of notes payable to shareholders were converted to common stock and $320,761 of notes payable to shareholders were converted to Convertible Debentures.

         This information is an integral part of the accompanying consolidated financial statements.

                              LITE KING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


NOTE 6 - LEASE COMMITMENTS

         The Company leases office and warehouse space under noncancellable operating leases expiring in 2002. Future minimum lease payments under these leases are as follows:


                2002                            $57,568
                ----                            -------

                TOTAL                           $57,568

         Total rental expense for the six months ended June 30, 2001 and June 30, 2000 was $42,039 and $29,840, respectively.


NOTE 7 - SIGNIFICANT CONCENTRATIONS

         Generally   accepted   accounting   principles  require  disclosure  of
information about certain significant estimates and current vulnerabilities due to certain concentrations. These matters include the following:

         Approximately 68 and 82 Percent of the Company's net sales for the six months ended June 30, 2001 and 2000, respectively, were from one unrelated customer. The accounts receivable from this customer at June 30, 2001 and 2000 were $41,469 and $95,478, respectively.


NOTE 8 - CONTINGENCY

         The Company's wholly owned subsidiary, NCSI, was a co-defendant in a lawsuit filed by a group of former employees claiming they were not paid prevailing wages on a 1996 project. The parties to the lawsuit have entered into an out of court settlement, the result of which was the company had to pay $45,000 to settle these claims. This expense is included in the six months ended June 30, 2001.


NOTE 9 - COMMON STOCK

         On January 16, 2001 the Company's wholly owned subsidiary, NCSI, effected a ten thousand (10,000) for one (1) split of NCSI's Class A common stock and increased the number of authorized shares from 430 to 10,000,000. Concurrently, NCSI authorized one million (1,000,000) shares of no par preferred stock and also canceled all of the 570 shares of Class B common stock authorized issued and outstanding. None of the preferred stock has been issued.

         All share and per share amounts are retroactively restated to give effect for the split within these financial statements.

         This information is an integral part of the accompanying consolidated financial statements.

                              LITE KING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


NOTE 10 - STOCK OPTIONS AND WARRANTS

         On January 8, 2001, the Company granted an option to purchase 200,000 shares of common stock for $2,000 no later than February 16, 2001. On the same day, the company issued stock purchase warrants to convert the entire principal and interest due of $298,770, under a Promissory Note, into 597,539 shares of common stock no later than February 16, 2001. On November 1, 2000, the company granted an option to purchase 51,490 shares of common stock for $1,000 no later than February 16, 2001. On February 16, 2001, all these options and warrants were exercised. As a result $54,000 was recognized as stock based compensation and $13,417 was recognized as stock based financial consulting fees during the six months ended June 30, 2001.

         On April 7, 2001, the Company granted an option to purchase 50,000 shares of common stock for $1,000 on or after July 1, 2001, for financial consulting service. Since there is nothing in the agreement indicating the fair value of the services provided for this option, the fair value of the equity instrument issued (FAS 123, Paragraph 8) was used. As the result of granting this option, $13,087 was recorded as stock based financial consulting fee expense for the six months ended June 30, 2001.


NOTE 11 - POSTRETIREMENT EMPLOYEE BENEFITS

         The Company  does not have a policy to cover  employees  for any health
care  or  other   welfare   benefits   that  are   incurred   after   employment
(postretirement). Therefore, no provision is required under SFAS's 106 or 112.

         This information is an integral part of the accompanying consolidated financial statements.

                              LITE KING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


NOTE 12 - INCOME TAXES

         Income taxes are accrued at the statutory U.S. and state income tax rates.

         Income tax expenses are as follows:

                                                                  JUNE 30, 2001
                                                                 ---------------
                  Current tax expense benefit:
                  Income tax at statutory rates                     $      -0-

                  Deferred tax expense (benefit):
                  Operating Loss Carryforward                        (284,564)
                                                                    ----------

                  Total                                              (284,564)
                                                                    ----------

                  Valuation allowance                                 284,564


                  Total Tax Expense (Benefit)                       $      -0-
                                                                    ==========


         The tax effect of significant temporary differences, which comprise the deferred tax assets are as follows:

                                                                  JUNE 30, 2001
                                                                  -------------
                  Deferred tax assets:
                  Operating loss carryforwards                        $284,564
                  Gross deferred tax assets                            284,564
                                                                    ----------

                  Valuation allowance                                 (284,564)
                                                                    ----------

                  Net deferred tax assets                           $       -0-
                                                                    ==========


         On October 1, 2000, the Company terminated the election to be taxed as subchapter S corporation under IRC Section 1361. Currently, the Company is taxed as a "C" corporation. Prior to October 1, 2000, the Company was taxed as a subchapter S corporation. All income and deductions pass through to the shareholders individually. Therefore, no federal and state income taxes have been reflected in the financial statements prior to October 1, 2000.

         The Company has net operating loss (NOL) carryforwards for income tax purposes of approximately $800,000. This loss is allowed to be offset against future income until the year 2021 when the NOL's will expire.

         The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to substantial losses.

         This information is an integral part of the accompanying consolidated financial statements.

                              LITE KING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (CONTINUED)


NOTE 13 - OPERATIONS AND LIQUIDITY

         The company has incurred losses for the twelve months ended December 31, 2000 and for the six months ended June 30, 2001. Until the Company's sales are sufficient to cover operating costs, the Company will need to fulfill working capital requirements through the sale of stock and the issuance of debt.

         The ability of the Company to continue its operation is dependent on its having sufficient financial resources to bring its products and services to market. As a result of its recent losses, negative cash flows from operations, and accumulated deficits at June 30, 2001, there is doubt about the Company's ability to continue as a going concern, unless additional equity or debt financing is obtained.

         Management believes that its current working capital, anticipated revenues and subsequent sales of stock and placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from June 30, 2001. However, any projections of future cash requirements and cash flows are subject to substantial uncertainty. There can be no assurance that sufficient financing will be available in amounts or on terms acceptable to the Company.

         This information is an integral part of the accompanying consolidated financial statements.

                         NATIONAL CABLING SERVICES, INC.

                               FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

INDEPENDENT AUDITOR'S REPORT

Board of Directors
National Cabling Services, Inc.
Morton, Illinois

We have audited the accompanying balance sheets of National Cabling Services, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We did not observe the physical inventory at December 31, 1999 and 1998 (stated at $395,453 and $74,866, respectively), since those dates were prior to our initial engagement as auditors for the Company, and the Company's records do not permit adequate retroactive tests of inventory quantities.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary in the financial statements as of and for the year ended December 31, 1999, the statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2000, had we been able to observe the physical inventory taken as of December 31, 1999 and 1998, the financial statements referred to above present fairly, in all material respects, the financial position of National Cabling Services, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Clifton Gunderson LLP


Peoria, Illinois
January 12, 2001

                                  NATIONAL CABLING SERVICES, INC.
                                          BALANCE SHEETS
                                    DECEMBER 31, 2000 AND 1999

                                               ASSETS

                                                                  2000                 1999
                                                                  ----                 ----
CURRENT ASSETS
 Cash and cash equivalent                                       $  14,128           $   10,171
 Security deposits                                                 15,681                  365
 Trade accounts receivable, less allowance for doubtful
    accounts of $24,190 in 2000 and $28,910 in 1999               365,099              500,263
 Accounts receivable from employees                                     -                1,325
 Accounts receivable from stockholders                              9,423               55,265
 Inventories                                                      235,135              395,453
 Costs and estimated earnings in excess of billings
    on uncompleted contracts                                       98,778              164,267
                                                                ---------            ---------

          Total current assets                                    738,244            1,127,109
                                                                ---------            ---------
LEASEHOLD IMPROVEMENTS AND EQUIPMENT
 Leasehold improvements                                            25,152               13,764
 Office furniture and fixtures                                     30,870               22,997
 Vehicles                                                         265,414              204,313
 Warehouse equipment                                                2,893                2,893
 Computers                                                        195,479              169,870
 Equipment under capital lease                                     82,237                    -
                                                                ---------            ---------
          Total, at cost                                          602,045              413,837
 Less accumulated depreciation                                    301,303              161,170
                                                              -----------          -----------

          Total leasehold improvements and equipment              300,742              252,667
                                                              -----------          -----------

TOTAL ASSETS                                                  $ 1,038,986          $ 1,379,776
                                                              ===========          ===========

                       These financial statements should be read only in
                          connection with the accompanying summary of
                                significant accounting polices
                              and notes to financial statements.

                          LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                  2000           1999
                                                                  ----           ----
CURRENT LIABILITIES
  Bank overdraft                                             $      --      $     6,675
  Accounts payable                                               429,924        573,008
  Notes payable to bank                                          354,096        348,526
  Current maturities of long-term debt                            55,686         49,057
  Current maturities of obligations under capital lease           32,352           --
  Accrued sales tax                                               38,811         34,177
  Accrued payroll                                                 44,985         53,114
  Accrued vacation                                                28,359           --
  Other accrued liabilities                                           --          4,362
                                                             -----------    -----------

        Total current liabilities                                984,213      1,068,919
                                                             -----------    -----------

LONG-TERM LIABILITIES
  Long-term debt, less current maturities above                   45,627        103,129
  Obligations under capital lease, less current maturities        27,734           --
  Notes payable to stockholders                                  624,794        578,867
                                                             -----------    -----------

        Total long-term liabilities                              698,155        681,996
                                                             -----------    -----------

        Total liabilities                                      1,682,368      1,750,915
                                                             -----------    -----------

STOCKHOLDERS' DEFICIT

  Common stock, no par value; 430 Class A and 570 Class B
    shares authorized, issued, and outstanding                     1,000          1,000
  Retained deficit                                              (644,382)      (372,139)
                                                             -----------    -----------

        Total stockholders' deficit                             (643,382)      (371,139)
                                                             -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                  $ 1,038,986    $ 1,379,776
                                                             ===========    ===========


                   These financial statements should be read only in
                      connection with the accompanying summary of
                             significant accounting polices
                           and notes to financial statements.

                         NATIONAL CABLING SERVICES, INC.
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                   2000                1999
                                                   ----                ----

NET SALES                                      $ 4,913,160         $ 3,303,959
COST OF SALES                                    4,105,955           2,307,995
                                               -----------         -----------
          Gross profit                             807,205             995,964
                                               -----------         -----------
OPERATING EXPENSES
  Advertising                                        1,313               8,141
  Bad debt expense                                   1,130              28,910
  Administrative salaries                          506,844             361,129
  Meals and entertainment                           15,559               8,260
  Office rent expense                               52,748              45,643
  Professional fees                                 35,882              17,190
  Group insurance                                   38,028              27,345
  Utilities                                         18,135               9,783
  Telephone                                         90,146              73,771
  Auto and truck expense                            30,205              28,357
  Depreciation expense                              47,208              45,322
  Miscellaneous                                      4,972              11,558
  Equipment rental                                    --                 7,166
  Temporary living expenses                          3,577                --
  Office supplies                                   58,754              56,192
                                               -----------         -----------
          Total operating expenses                 904,501             728,767
                                               -----------         -----------
          Income (loss) from operations            (97,296)            267,197
                                               -----------         -----------
OTHER INCOME (EXPENSE)
  Other income                                       2,347                   1
  Interest expense                                (127,817)           (115,571)
  Loss on sale of equipment                           (527)             (3,499)
                                               -----------         -----------
          Total other income (expense)            (125,997)           (119,069)
                                               -----------         -----------

NET INCOME (LOSS)                              $  (223,293)        $   148,128
                                               ===========         ===========


                These financial statements should be read only in
                   connection with the accompanying summary of
                         significant accounting polices
                       and notes to financial statements.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                  COMMON         RETAINED
                                  TOTAL            STOCK         DEFICIT
                                  -----            -----         -------

BALANCE, DECEMBER 31, 1998      $(519,267)      $   1,000      $(520,267)

  Net Income                      148,128            --          148,128
                                ---------       ---------      ---------


BALANCE, DECEMBER 31, 1999       (371,139)          1,000       (372,139)


  Net Loss                       (223,293)           --         (223,293)
  Dividends                       (48,950)           --          (48,950)
                                ---------       ---------      ---------


BALANCE, DECEMBER 31, 2000      $(643,382)      $   1,000      $(644,382)
                                =========       =========      =========



                These financial statements should be read only in
                   connection with the accompanying summary of
                         significant accounting polices
                       and notes to financial statements.

                            NATIONAL CABLING SERVICES, INC.
                               STATEMENTS OF CASH FLOWS
                        YEARS ENDED DECEMBER 31, 2000 AND 1999
                                                                           2000             1999
                                                                           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                                      $(223,293)      $ 148,128
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Provision for bad debts                                                   1,130          28,910
  Depreciation                                                            142,263          72,671
  Loss on sale of equipment                                                   527           3,499
  Notes payable to stockholders issued in lieu of interest payment         33,876          61,199
  Effects of changes in operating assets and liabilities:
   Security deposits                                                      (15,316)           (365)
   Trade accounts receivable                                              134,034           7,292
   Accounts receivable from employees                                       1,325          (1,325)
   Accounts receivable from stockholders                                   45,842         (55,265)
   Inventories                                                            160,318        (320,587)
   Costs and estimated earnings in excess of billings
    on uncompleted contracts                                               65,489        (164,267)
   Accounts payable                                                      (143,084)        363,634
   Accrued sales tax                                                        4,634          12,188
   Accrued payroll                                                         (8,129)         30,707
   Accrued vacation                                                        28,359            --
   Other accrued liabilities                                               (4,362)        (74,401)
                                                                        ---------       ---------
    Net cash provided by operating activities                             223,613         112,018
                                                                        ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale of equipment                                            1,500           4,359
 Purchase of leasehold improvements and equipment                        (110,128)       (254,712)
                                                                        ---------       ---------
    Net cash used in investing activities                                (108,628)       (250,353)
                                                                        ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in bank overdraft                                 (6,675)          6,675
 Net borrowings (payments) under line-of-credit                             5,570          90,526
 Payments on obligations under capital lease                              (22,151)           --
 Payments on long-term debt                                               (50,873)        (99,764)
 Proceeds from notes payable to stockholders                               47,664         464,637
 Payments on notes payable to stockholders                                (35,613)       (322,236)
 Dividends paid                                                           (48,950)           --
                                                                        ---------       ---------
    Net cash provided by (used in) financing activities                  (111,028)        139,838
                                                                        ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                   3,957           1,503
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               10,171           8,668
                                                                        ---------       ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $  14,128       $  10,171
                                                                        =========       =========

                        These financial statements should be read only in
                           connection with the accompanying summary of
                                  significant accounting polices
                                and notes to financial statements.


                         NATIONAL CABLING SERVICES, INC.
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                           DECEMBER 31, 2000 AND 1999

National Cabling Services, Inc. was incorporated on June 21, 1995 in the state of Illinois. The Company's principal business activity is the design and installation of cabling for computer networks. The Company's fiscal year ends on December 31. Significant accounting policies followed by the Company are presented below.


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CASH EQUIVALENTS

The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.


INVENTORIES

Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis.


LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements are depreciated on the straight-line or accelerated methods over their estimated useful lives, which range from five to thirty-nine years.

Equipment consists of various warehouse equipment, vehicles, computer equipment, and office furniture and equipment. These assets are depreciated on the straight-line or accelerated methods over their estimated useful lives, which range from three to seven years.


ADVERTISING

The Company expenses advertising costs as incurred.









 This information is an integral part of the accompanying financial statements.

                         NATIONAL CABLING SERVICES, INC.
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                           DECEMBER 31, 2000 AND 1999


INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns.

Prior to October 1, 2000 the Company had elected, with consent of the shareholders, to have its income and credits reported on the tax return of the shareholders.


RECOGNITION OF REVENUES AND COST

The Company maintains its accounting records on the accrual basis of accounting. Revenues from fixed-price installation contracts are recognized on the percentage-of-completion method, measured by the percentage of actual cost incurred to date to estimated total cost for each contract (cost-to-cost method). This method is used because management considers actual expended cost to be the best available measure of progress on these contracts. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, payroll taxes, union fringes, and insurance costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Contracts less than $10,000 are included in material inventory due to size and short duration.




 This information is an integral part of the accompanying financial statements.

                         NATIONAL CABLING SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 1 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts at December 31, 2000 and 1999 are summarized as follows:

                                                        2000             1999
                                                        ----             ----

     Costs incurred on uncompleted contracts        $   465,768      $  369,389
     Estimated earnings                                 193,139         159,721
                                                    -----------      ----------
                                                        658,907         529,110
     Less billings to date                             (560,129)       (364,843)
                                                    -----------      ----------

     Total                                          $    98,778      $  164,267
                                                    ===========      ==========

The above is included in the accompanying balance sheet under the following captions:

                                                         2000           1999
                                                         ----           ----

     Costs and estimated earnings in excess of
     billings on uncompleted contracts              $    98,778      $  164,267
                                                    ===========      ==========

NOTE 2 - DEBT


NOTE PAYABLE TO BANK

The note payable to bank is a $400,000 and $350,000 revolving line of credit as of December 31, 2000 and 1999, respectively, of which $354,096 was used as of December 31, 2000 and $348,526 was used as of December 31, 1999. Amounts drawn against the line of credit are payable on July 26, 2001 and bear interest at the local prime lending rate plus 1.0 percent (10.0 and 10.5 percent at December 31, 2000 and 1999, respectively). The line of credit is collateralized by substantially all of the Company's assets.


NOTES PAYABLE TO STOCKHOLDERS

The notes payable to stockholders are unsecured demand notes and bear interest at rates ranging from 10 - 18 percent per year. The stockholder debt is subordinated to Marquette Bank.

$326,025 and $339,636 at December 31, 2000 and 1999, respectively, of the notes payable to stockholders was created by two stockholders personally obtaining a loan at Marquette Bank. The stockholders loaned these funds to the Company, and the Company is making the monthly payments on the bank loan. The bank loan requires monthly installments of $3,473 including interest at 8.50 percent per year, with final payment due in June 2014, secured by real estate mortgages from two stockholders and assignment of $1,950,000 of life insurance on the lives of various stockholders.



 This information is an integral part of the accompanying financial statements.

                         NATIONAL CABLING SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 2 - DEBT (CONTINUED)


LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                         2000          1999
                                                                                         ----          ----
Commercial note payable to Marquette  Bank,  requiring  monthly  installments of
$1,111  including  interest at 8.75 percent per year,  with final payment due in
June 2002, secured by substantially all of the Company's assets                       $ 18,616      $ 29,830



Commercial note payable to Marquette  Bank,  requiring  monthly  installments of
$4,055 including interest at 8.25 percent per year,
with final payment due in October 2002, secured by various vehicles                     82,697       122,356
                                                                                      --------      --------

Total                                                                                  101,313       152,186

Less current portion                                                                    55,686        49,057
                                                                                      --------      --------

LONG-TERM PORTION                                                                     $ 45,627      $103,129
                                                                                      ========      ========

Future maturities of long-term debt are as follows:

2001                                                                                                $ 55,686
2002                                                                                                  45,627
                                                                                                    --------

TOTAL                                                                                               $101,313
                                                                                                    ========

NOTE 3 - OBLIGATIONS UNDER CAPITAL LEASE

The Company is leasing equipment under capitalized leases which expire at various dates through March 2003. Accumulated depreciation on the equipment as of December 31, 2000 is $13,750.

Future minimum lease payments under these leases are as follows:
2001                                                                                             $    37,864
2002                                                                                                  26,367
2003                                                                                                   2,778
                                                                                                 -----------

Total minimum lease payments                                                                          67,009

Less amounts representing interest                                                                     6,923
                                                                                                 -----------

PRESENT VALUE OF MINIMUM LEASE PAYMENTS                                                          $    60,086
                                                                                                 ===========


 This information is an integral part of the accompanying financial statements.

                         NATIONAL CABLING SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 4 - ADVERTISING

Advertising expense for the years ended December 2000 and 1999 totaled $1,313 and $8,141, respectively.


NOTE 5 - CASH FLOW DISCLOSURES

Cash paid for interest and income taxes was as follows:

                                              2000                    1999
                                              ----                    ----

          Interest                           $131,794                $115,129
          Income taxes                              -                       -

The Company had the following noncash investing and financing transactions:

During 2000 and 1999, the Company issued new long-term stockholder notes in the amount of $33,876 and $61,199, respectively, in lieu of paying interest on outstanding stockholder notes.

During 2000 the Company purchased equipment for $82,237 for which long-term financing was provided by the seller.


NOTE 6 - LEASE COMMITMENTS

The Company leases office and warehouse space, as well as equipment, under noncancellable operating leases expiring in various years through 2003. Future minimum lease payments under these leases are as follows:


2001                                                             $      73,453
2002                                                                    28,131
2003                                                                     1,645
                                                                 -------------

TOTAL                                                            $     103,229
                                                                 =============

Total rental expense for the years ended December 31, 2000 and 1999 was $84,544 and $68,884, respectively.





 This information is an integral part of the accompanying financial statements.

                         NATIONAL CABLING SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 7 - SIGNIFICANT CONCENTRATIONS

Generally accepted accounting principles require disclosure of information about certain significant estimates and current vulnerabilities due to certain concentrations. These matters include the following:

         Approximately 86 and 68 percent of the Company's net sales for the years ended December 31, 2000 and 1999, respectively, were from one unrelated customer. The accounts receivable from this customer at December 31, 2000 and 1999 were $91,852 and $304,114, respectively.


NOTE 8 - SUBSEQUENT EVENTS

Effective January 8, 2001, options to purchase common stock were issued. On February 16, 2001 all options were exercised resulting in a total of 200,000 shares of common stock being issued. Also on February 16, 2001 51,490 shares of common stock were issued pursuant to an option agreement dated November 1, 2000.

Effective January 8, 2001, warrants were issued to convert debt to common stock. On February 16, 2001 all warrants were surrendered and common stock was issued resulting in $298,769 of debt being converted to 597,539 shares of common stock.

Effective January 16, 2001, the Company amended its articles of incorporation. The purpose of the amendment was as follows:

         Abolished the two classes of common stock and designated the 1,000 shares outstanding as common stock without reference to series.

         Authorized the number of shares of common stock authorized to be increased to 10,000,000 and authorized 1,000,000 shares of preferred stock.

         Split the 1,000 shares of common stock outstanding pro-rata into 4,300,000 shares of common stock with no par value.


NOTE 9 - CONTINGENCY

The Company is a co-defendant in a lawsuit filed by a group of former employees claiming they were not paid prevailing wages on a 1996 project. Outside counsel for the Company has advised that at this stage in the proceedings, he cannot offer an opinion as to the probable outcome.











 This information is an integral part of the accompanying financial statements.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON
TO PROVIDE ANY INFORMATION OR MAKE ANY  REPRESENTATIONS  ABOUT
LITE KING CORP.  EXCEPT  THE  INFORMATION  OR  REPRESENTATIONS
CONTAINED  IN THIS  PROSPECTUS.  YOU  SHOULD  NOT  RELY ON ANY
ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This  prospectus  does not  constitute  an offer to sell, or a                         ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
     O   except the common stock offered by this prospectus;
                                                                                        ---------------------
     O   in  any   jurisdiction   in   which   the   offer  or
         solicitation is not authorized;
                                                                                  21,000,000 SHARES OF COMMON STOCK
     O   in  any  jurisdiction   where  the  dealer  or  other
         salesperson  is not  qualified  to make the  offer or                             LITE KING CORP.
         solicitation;

     O   to any  person  to whom it is  unlawful  to make  the                            __________, 2002
         offer or solicitation; or

     O to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

     O   there  have been no  changes  in the  affairs of Lite
         King Corp. after the date of this prospectus; or

     O the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until _____, 2002, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Bylaws provide that, except for willful criminal conduct, Lite King will indemnify its directors and officers against third-party liability, including shareholder and/or regulatory actions. Insofar as indemnification arising under the Securities Act of 1933 (the "ACT") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

     Securities and Exchange Commission Registration Fee          $       2,500
     Printing and Engraving Expenses                              $      10,000
     Accounting Fees and Expenses                                 $      15,000
     Legal Fees and Expenses                                      $      50,000
     Blue Sky Qualification Fees and Expenses                     $       2,500
     Miscellaneous                                                $       5,000
                                                                 ---------------

     TOTAL                                                        $      85,000
                                                                 ===============


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         During the six months ended December 31, 2001, the Company issued Convertible Debentures in the principal amount of $50,000 bringing the total amount of Convertible Debentures issued and outstanding as of December 31, 2001 to $400,000. The debentures bear interest at twelve percent annually, maturing two years from date of issuance and convertible into shares of common stock of the Company at $2.00 per share. The debentures include registration rights.

         On March 1, 2002 we had issued Convertible Debentures in the original principal amount of $250,000. These Convertible Debentures are convertible into shares of our common stock at a price equal to 80% of the average closing bid price of our common stock for three closing bid prices of our common stock for the five trading days immediately preceding conversion. If such conversion had taken place on March 1, 2002, then the holders of the Convertible Debentures would have received 1,019,160 shares of common stock. These Convertible Debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These Convertible Debentures have a term of five years. At Lite King's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         On March 1, 2002, we issued a Convertible Debenture in the original principal amount of $843,823. These Convertible Debentures are convertible into shares of common stock at a price per share equal to $0.41, which equals 2,058,105 shares. These Convertible Debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. The Convertible Debentures have a term of five years. At Lite King's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         In March 2002, we entered into an Equity Line of Credit pursuant to which Cornell Capital Partners, L.P. has agreed to purchase up to $20 million of common stock. We have registered up to 20,169,080 shares in this registration statement for issuance to Cornell Capital Partners under the Equity Line of Credit and convertible debentures.

ITEM 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following exhibits are filed as part of this registration statement:

EXHIBIT NO.           DESCRIPTION                                         LOCATION
-----------           -----------                                         --------
2.1                   Agreement  and Plan of Merger dated March 9, 2001,  Incorporated by reference to Exhibit  attached to between  National  Cabling  Services,  Inc.,  Lite  the  Registrant's  Current  Report  on  Form  8-K
                      King Corp., and King Cabling Corp.                  filed on March 30, 2001

3.1                   Certificate of Incorporation                        Incorporated  by reference to Exhibit 2(a) to the
                                                                          Registrant's     Registration     Statement    on
                                                                          Form 10-SB filed on November 23, 1998

3.2                   Bylaws                                              Incorporated  by reference to Exhibit 2(b) to the
                                                                          Registrant's     Registration     Statement    on
                                                                          Form 10-SB filed on November 23, 1998

5.1                   Opinion re:  legality                               Provided herewith

10.1                  Securities Purchase Agreement,  dated February 14,  Provided herewith
                      2002,  between Lite King Corp. and Cornell Capital
                      Partners, L.P.

10.2                  Investor  Registration  Rights  Agreement,   dated  Provided herewith
                      February  14, 2002,  between  Lite King Corp.  and
                      Cornell Capital Partners, L.P.

10.3                  Escrow   Agreement,   dated   February  14,  2002,  Provided herewith
                      between   Lite   King   Corp.,   Cornell   Capital
                      Partners, L.P. and First Union National Bank

10.4                  Transfer  Agent  Instructions,  dated February 14,  Provided herewith
                      2002,  between  Lite King Corp.,  Cornell  Capital
                      Partners,  L.P.,  David Gonzalez,  Esq. and Jersey
                      Transfer and Trust Company

10.5                  Form of Debenture                                   Provided herewith

10.6                  Equity   Line   of   Credit    Agreement,    dated  Provided herewith
                      February 14,  2002,  between  Lite King Corp.  and
                      Cornell Capital Partners, L.P.

10.7                  Registration Rights Agreement,  dated February 14,  Provided herewith
                      2002,  between Lite King Corp. and Cornell Capital
                      Partners, L.P.

10.8                  Escrow   Agreement,   dated   February 14,   2002,  Provided herewith
                      between  Lite  King  Corp.  and  Cornell   Capital
                      Partners, L.P.

10.9                  Placement  Agent  Agreement,   dated  February 14,  Provided herewith
                      2002,   between  Lite  King  Corp.   and  Westrock
                      Advisors, Inc.

10.10                 Debenture, dated February 7, 2002 by Lite King      Provided herewith

23.1                  Consent of Greenberg & Company LLC                  Provided herewith

23.2                  Consent of Clifton Gunderson LLP                    Provided herewith

23.3                  Consent of Kirkpatrick & Lockhart LLP               Provided herewith


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

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                       (i) Include any prospectus required by Sections 10(a)(3) of the 1933 Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                  (5) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Lite King pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Morton, Illinois, April 8, 2002.

                                LITE KING CORP.

                                By:   /s/Craig Massner
                                      ------------------------------------------
                                Name:    Craig Massner
                                Title:   President


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Massner his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                          TITLE                                 DATE

/s/Craig Massner
---------------------------
Craig Massner                      President and Director                April 8, 2002

/s/Robert Personett
---------------------------
Robert Personett                   Secretary, Treasurer and Director     April 8, 2002

/s/Wallace Pennington
---------------------------
Wallace Pennington                 Director                              April 8, 2002

April 8, 2002
















                                      II-4